Exhibit 4.15

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding entered into and executed this 18th day of November, 2009 by and between:

SPROTT-SHAW DEGREE COLLEGE CORP. an educational institution with over 106 years of experience in providing high quality education at several locations in Canada, with principal address at Port Coquitlam, British Columbia, Canada, represented herein by its Vice President — International Development, PATRICK DANG, hereinafter referred to as "SSDC".

And

HANOI TOURISM COLLEGE a college that provides professional training in tourism industry with three learning levels: Diploma (3 years), Vocational Training (2 years), and Vocational Training (1 year), with address at Hoang Quoc, Viet, Cau Giay, Hanoi Vietnam represented herein by its Vice Principal, NGUYEN TRUNG KHANH, hereinafter referred to as "HTC".

     ARTICLE I
DESCRIPTION OF COOPERATION

SSDC and HTC shall jointly develop programs aimed at preparing Vietnamese graduates to meet the labour demand of global enterprises by providing these graduates the English proficiency as well as the skills required based on international standards. This cooperation is also aimed, not only at improving the relationship between the two schools but at improving the relationship of the two countries (Canada & Vietnam) as well.

Initially, Licensing of Sprott-Shaw 's programs identified for cooperation are the following:

1.	Academic English Bridging Program ("AAA") to HTC students
2.	Dual Degree Program in Tourism and Hospitality Management
3.	Partnership arrangement for TESOL training of HTC Instructors
4.	Work Co-op and placement program in Canada for HTC students
5.	Block Transfer Agreements (3 HTC +1 SSDC work visa; 2 HTC 4- 2 SSDC), in which:
	a.	3 years at HTC plus 1 year at SSDC for completion of the SSDC Bachelors Degree program in Tourism and Hospitality Management
	b.	2 years at HTC plus 2 years at SSDC for completion of the SSDC Bachelors Degree program in Tourism and Hospitality Management
6.	All HTC students to be eligible to apply for the work co-op visa

#209-4250 Kingsway Street, Burnaby BC V5H 4T7 • Phone: 604-430-5111 • Fax: 604-430-5119

Various arrangements will be discussed on how to structure the possible partnership considering the students' educational and career goals, the government priorities, and the demands of the industry.

To support the proposed partnership, discussion would also include cooperation in the following areas:

1.	Cooperative research and feasibility studies to determine what programs are in demand and what partnership arrangement is relevant and cost-effective.
2.	Joint development endeavors related to program design, program pricing, and revenue-sharing structure.
3.	Opportunities for faculty training and development to enhance their teaching capability.
4.	Possibilities for student scholarships, payment plans, and exchange programs.
5.	Coop/practicum arrangements with hotels abroad to expose students to international standards.
6.	Cooperative marketing and advertising to build partnership credibility and presence.

ARTICLE II
THE MANAGEMENT COUNCIL

1.	A Management Council, composed of four (4) members, shall be formed for the following purpose:
	a.	For each party to inform the other of all short-term and long-term plans related to the articulated programs; and
	b.	Enter into a Memorandum of Agreement to cover the details of these arrangements;

2.

The Council shall be headed by the Vice-President-International Development of SSDC and by the Vice-Principal of HTC. The other two members shall be (1) any representative designated  by the Vice-President-International Development of SSDC, and (2) any representative designated by the Vice Principal of HTC;

3.	Formal meetings shall be held when necessary at a venue agreed upon by all the members of the Council.

ARTICLE III
MISCELLANEOUS PROVISIONS

1.	Each Party agrees and covenants to the other that it shall enter into negotiations in good faith.

2.	Both Parties warrant that they have the capacity and resources to assume their respective responsibilities outlined in this Understanding.

3.	Both Parties undertake to inform each other of any and all new information and developments, which would have an impact on the negotiations.

4.	Both Parties will sign an Agreement at a later date, which details the program arrangements and structures mutually agreed upon.

5.

In the event that either party sends representatives to the other party in furtherance of this Understanding, the sending party shall pay for the international travel cost of its representative. The host party shall pay for the accommodation and meals of the representative during the duration of the visit. Visits to be mutually agreed between the parties.

6.

All notices required or permitted under this Understanding shall be in writing and transmitted to the addressee by registered mail at the indicated in the party clause hereof. A Party hereto may cause a change in its address by serving a written notice of such fact to the other. A notice of a change of address shall be binding on the other Party immediately upon receipt of such notice.

7.	This Understanding may be amended, modified or otherwise altered only be means of a written instrument duly signed by all the parties.

ARTICLE IV
TERM

The understanding shall be valid for period of one (1) year commencing on the date this instrument is signed and executed, unless sooner terminated by either or both parties as provided herein below.

The parties shall utilize the period to discuss the specific terms and condition of there collaboration.

ARTICLE V
SPECIFIC ROLES AND RESPONSIBILITIES OF THE PARTIES under this MOU

1.	Undertake a joint research on details of the proposed program to be articulated specifically in the following areas
	i.	Nature and level of industry demand for specific language/communication skills
	ii.	Type of student requirements and need
	iii.	Nature of partnership arrangement (Program licensing, block transfer credits, faculty training and development, student's scholarships etc.)
	iv.	Customized curriculum design
	v.	Modes of program delivery
	vi.	Criteria and structure of fees
	vii.	Joint undertaking (marketing, advertising, faculty development, etc.)

2.	Agree on the actions identifying "WHO does WHAT" in the completion of a process that provides the basis of an Agreement.

3.

Share any information that is considered critical in the design of the program articulation especially in the areas of supporting infrastructure targets students, faculty development marketing initiatives, legal requirement and strategic intent.

ARTICLE VI
TERMINATION

It is hereby agreed that either party may terminate this understanding for whatever causes after due written notice to the other party is given at least one (1) month prior to the intended date of termination.

IN WITNESS WHEREOF, the parties hereto have set their hands on the date and at the place first above-written.

SPROTT –SHAW DEGREE COLLEGE	HONOI TOURISM COLLEGE

By:

/s/ Toby Chu	/s/ Nguyen Trung Khanh
TOBY CHU	NGUYEN TRUNG KHANH
Vice Chairman, President & CEO	Vice Principal
CIBT Education Group Inc.
Representing: Sprott-Shaw Degree Collge

WITNESSES:

/s/ Patrick Dang	s/ Tony Van Long
PATRICK DANG	TONY VAN LONG
Vice President -	Chief of Internal Assessment
International Development	for Education Quality Department

CIBT Education Group Inc
1200-777 West Broadway
Vancouver, BC
V5Z 4J7

Date: 18 November 2009

To: New Bridge Educational Development Ltd. ("NBE"), Attn: May Shi, President

From: CIBT Education Group Inc. ("CIBT") and Sprott-Shaw Degree College Inc. ("SSDC")

Dear May Shi:

Re: Hanoi Tourism College

This is to confirm and acknowledgement that New Bridge Educational Development Ltd. ("NBE") has arranged for the introduction of Hanoi Tourism College to SSDC pursuant to the terms and agreement entered into between Sprott-Shaw Community College ("SSCC") and NBE date 1 October 2009 ("NBE Agreement"). We confirm that as a result of this introduction by NBE a Memorandum of Understanding was entered into with Hanoi Tourism College on this date.

We confirm that both SSDC and CIBT will comply full with the terms of the NBE agreement in respect to the efforts of NBE as an exclusive recruiting and business development consultant for Vietnam.

/s/ Toby Chu
Toby Chu
Vice Chairman, President &
Chief Executive Officer
CIBT Education Group Inc